Exhibit 10.36
891 Daechi-dong, Kangnam-gu,
Seoul,
135-178, Korea
Tel: 82-2-3459-3675
Fax: 82-2-3459-3686
www.magnachip.com
Confidential
September 5, 2006
Margaret Sakai
#104 World Meridian,
231 Gumi-Dong, Bundang-Gu,
Seongnam-Si, Gyeonggi-Do
Dear Margaret:
     MagnaChip Semiconductor, Ltd. (“MagnaChip”) is pleased to present you with an offer for employment in the position of Senior Vice President and Corporate Controller, reporting to Robert Krakauer, Executive Vice President, Corporate Operations, and Chief Financial Officer. We believe that you have significant potential to make valuable contributions to MagnaChip, and we hope you will find your employment with us a rewarding experience.
     You will be based at MagnaChip’s Seoul office, but will be expected to travel as needed within Korea and to other destinations as the job may require. The expected start date of your employment is November 1, 2006.
     Your annual salary will be USD250,000 per annum. You will be paid in accordance with MagnaChip’s normal payroll practices and your compensation will be subject to payroll deductions and all required withholdings. Annual salary increases will be determined by MagnaChip in accordance with MagnaChip’s internal policies and procedures. You will be eligible to earn an annual incentive of up to 50% of your base salary. The annual incentive will be based on company performance and attainment of your management objectives under a plan to be established and approved the Board of Directors of MagnaChip’s parent company (the “Board”). MagnaChip may from time to time in its sole discretion adjust the salary and benefits paid to you and its other employees in the normal course of operations.
     Upon approval by the Board of Directors of MagnaChip Semiconductor LLC (the “Board”), you will be granted options to purchase 75,000 MagnaChip common units (the “Option”) pursuant to the MagnaChip Semiconductor LLC Equity Incentive Plan at the exercise price of $3.00 per common unit. An installment of 25% of the common units subject to the Option shall become vested and exercisable on the first anniversary of the commencement date of your employment and 6.25% of the common units subject to the Option shall become vested and exercisable at the end of each three month period thereafter on the same day of the month as the commencement date (or, if earlier, the last day of such month), subject to your continuing employment with the Company. Other terms of the Option shall be as determined by the Board, and prior to receiving the Option you must execute an option agreement in the form as approved by the Board.

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     You will be eligible to participate in MagnaChip’s employee benefits programs for which you qualify and as are applicable to other MagnaChip employees of your level based in Korea. In addition to that, you shall be entitled to the following expatriate benefits:
(a)	Visas and Work Permits. The Company will provide the necessary services and cover the cost to obtain the necessary visas and/or work permits to enable the employee to legally work and stay in Korea for the duration that the employee is assigned to perform services in Korea.

(b)	School tuition for children. The Company will pay gross tuition, including school bus fees, for your two children at a foreign school in Korea.

(c)	Housing support. The Company understands that you have located rental housing in Seoul (the “apartment”) for which you the lessor requires a key money deposit (jeonse) in the amount of KRW750,000,000 (the “key money deposit”). Subject to the conditions set forth herein, the Company agrees to enter a lease arrangement with the apartment owner for your benefit in which the Company leases the apartment and pays the key money deposit in the Company’s name; provided, however, that (i) the Company shall in no event be obligated for more than the KRW750,000,000 key money deposit; (ii) the Company shall retain all rights to and under the key money deposit; (iii) you, the apartment owner, and all other holders of security on the apartment agree to provide the Company with a first-priority jeonse right registration on the apartment as first-priority security for the Company’s key money deposit; (iv) you and the apartment owner shall provide all required assistance to effect such jeonse right registration; (v) you shall be responsible for all maintenance fees, resident fees, utilities, and other costs and expenses related to your occupancy of the apartment; and (vi) upon termination of your employment with the Company for any reason, you will immediately (x) vacate the apartment, or (y) arrange for the substitution of the Company on the apartment lease, the return of the full key money deposit to the Company, and the release of the Company from all obligations related to the apartment and this housing support provision. This offer of housing support is conditional upon your tender to the Company of an accurate, up-to-date copy of the real property registry and current and prospective lease agreements for the apartment. If the Company in its sole discretion determines that entering the lease, providing the key money deposit, and effecting the jeonse registration are impractical or not in the reasonable best interests of the Company, you and the Company agree to negotiate a suitable substitute arrangement that effects the intent of you and the Company parties under this housing support provision.

(d)	Company Car. The Company will furnish a company car with a driver to go to and from work, but during the day, driver will be in a pool for general corporate use.

(e)	Tax treatment. The Company shall provide for tax equalization commencing in the tax year when the employment begins through the end of tax year of termination of employment. The employee shall minimize U.S. taxes as permitted by Section 901 and 911 of the Internal Revenue Code. For the avoidance of doubt, this provision shall be interpreted to mean that the employee’s total tax liability shall not be higher than it would have been had the employee remained in the U.S. The Company will provide tax preparation services to assist the Company with the preparation of the employee’s personal income tax returns for the U.S. and Korea.

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(f)	Vacation. The employee shall be entitled to annual vacation of three weeks per year and, while in an expatriate status in Korea, an additional two weeks of home leave per year, inclusive of business-class flight expenses for one trip to the U.S. for employee.

(g)	Health insurance. The employee shall be eligible to participate in or purchase as necessary and be reimbursed for medical, disability and life insurance plans as per the Company’s plans and policies.

(h)	The Company shall pay or reimburse the employee for all reasonable out-of-pocket expenses incurred by the employee in connection with the employee’s employment hereunder upon submission of appropriate documentation or receipts in accordance with the policy and procedures of the Company as are in effect from time to time.
     As an employee of MagnaChip organization, you will be expected to abide by MagnaChip’s rules and regulations and sign and comply with MagnaChip’s form employment agreement for employees based in Korea that includes confidentiality and non-competition provisions. Your employment relationship with MagnaChip is at-will, although you will be eligible for severance programs as required by Korean law. You may terminate your employment with MagnaChip at any time and for any reason whatsoever simply by notifying us. Likewise, MagnaChip may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Upon termination of your employment by MagnaChip without cause, MagnaChip will pay you (i) severance in the form of a continuation of your salary, at the rate in effect on the date of the involuntary termination without cause, for a period of six months, commencing on the date next following the date of the involuntary termination, (ii) payment of the annual incentive, in a prorated amount based on the number of days you were actually employed during the applicable plan year and on deemed satisfactory performance by you and MagnaChip, and (iii) will provide six months’ Company-paid benefits for you and your dependents; provided the severance payable to you shall be reduced to the extent that the Company makes any severance payments pursuant to the Korean Commercial Code or any other statute.
     This letter forms the complete and exclusive offer of your employment with MagnaChip. No other representative has any authority to modify or enter into an agreement or modification, express or implied, contrary to the foregoing. Any such modification or agreement must be in writing and signed by Sang-ho Park, Robert Krakauer, or Victoria Miller Nam and must clearly and expressly specify an intent to change the at-will nature of your employment.
     We look forward to your participation in the future growth of MagnaChip. Please indicate your acceptance of this offer of employment by signing in the space below. Please fax or e-mail an executed copy of this letter to me as soon as possible, with the original to follow by mail.

Sincerely,
/s/ Robert Krakauer
Robert Krakauer
Executive Vice President, Corporate Operations, and Chief Financial Officer MagnaChip Semiconductor LLC

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THIS EMPLOYMENT OFFER IS WHOLLY AGREED AND ACCEPTED BY:

/s/ Margaret Sakai Margaret Sakai